Exhibit 5.1

VTTI Energy Partners LP

25-27 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Our reference: 29872.50002/80440374v2

August 12, 2016

Registration Statement on Form F-3: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for VTTI Energy Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the issuance and sale of up to 6,037,500 common units representing limited partnership interests in the Partnership (the “Common Units”). The Common Units are being sold pursuant to a Registration Statement on Form F-3 (File No. 333-21047, and together with any post-effective amendments, the “Registration Statement”) filed on April 29, 2016 and declared effective on August 8, 2016, a base prospectus filed on April 29, 2016 (the “Base Prospectus”), a supplement to the Base Prospectus filed on August 8, 2016 (the “Prospectus Supplement”), and a supplement to the Base Prospectus dated August 8, 2016 (the “Final Prospectus”).

In rendering this opinion, we have examined originals or photocopies of the following documents, including

(i)	the Registration Statement, the Base Prospectus, the Prospectus Supplement, and the Final Prospectus;

(ii)	the certificate of limited partnership of the Partnership, the First Amended and Restated Agreement of Limited Partnership of the Partnership, the certificate of formation of VTTI Energy Partners GP LLC (the “General Partner”), the general partner of the Partnership, and the amended and restated limited liability company agreement of the General Partner (collectively, the “Organizational Documents”);

(iii)	the underwriting agreement (the “Underwriting Agreement”) dated August 8, 2016, between the Partnership, the General Partner, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, VTTI MLP Holdings Ltd, and VTTI MLP B.V.; and

(iv)	such other papers, documents and certificates of public officials and certificates of representatives of the Partnership and the General Partner as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. We have also assumed:

(i)	that the issuance and sale of the Common Units complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement, the Base Prospectus, and the Prospectus Supplement and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Underwriting Agreement has been duly and validly authorized by the parties thereto (other than the Partnership), and executed and delivered by the parties thereto; and

(iii)	the validity and enforceability of the Underwriting Agreement under all applicable laws other than Marshall Islands Law.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents of the Partnership and of public officials, and upon the representations and warranties of the Partnership contained in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Common Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement, the Base Prospectus, the Prospectus Supplement, and the Final Prospectus, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership’s Limited Partnership Agreement).

We consent to the filing of this opinion as an exhibit to a Report of the Partnership on Form 6-K, the discussion of this opinion in the Registration Statement and Prospectus, and to the references to our firm in the Registration Statement, Base Prospectus, Prospectus Supplement and Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP